Exhibit 16.1

October 31, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 31, 2024, of CoreCard Corporation and are in agreement with the statements contained in paragraphs one through three, insofar as it pertains to our Firm, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Nichols, Cauley & Associates, LLC